EXHIBIT 99.1

DATE:	CONTACT:
June 28, 2010	Courtney Degener, Investor Relations Manager 213.271.1603

GOLDEN STATE WATER COMPANY JOINS CADIZ WATER CONSERVATION PROJECT
Water Utility Serving 800,000 People Approves Agreements to Proceed with the Project and Participate in the Environmental Review

LOS ANGELES – Today Cadiz Inc. [NASDAQ: CDZI] announced that the Golden State Water Company (“Golden State”), a subsidiary of American States Water [NYSE: AWR] and California’s second largest investor-owned water utility, has executed an Option Agreement to acquire conserved water and related storage capacity in the Cadiz Water Conservation & Storage Project (“Cadiz Project”), joining Santa Margarita Water District (“Santa Margarita”) and Three Valleys Municipal Water District (“Three Valleys”), which approved similar agreements last week.  The agreements, which were executed on June 25, 2010 and filed today by the Company with the Securities and Exchange Commission (“SEC”), grant Golden State the right to acquire a firm annual supply of water and commit funds to the environmental review of the Project.

Under the terms of its agreements with Cadiz, upon completion of the environmental review, Golden State will have the right to acquire an annual supply of 5,000 acre-feet of water at a pre-determined formula competitive with its incremental cost of new water.  In addition, Golden State will have options to acquire storage rights in the Project that will allow it to manage this supply to complement its other water resources.  Golden State has also committed funds to the California Environmental Quality Act (“CEQA”) review process and will share in the costs of the environmental review with Santa Margarita, Three Valleys and Cadiz.

Golden State, which signed a Letter of Intent with Cadiz in June 2009, approved its agreements after completing its own due diligence and analysis of the feasibility of the Project.

“Golden State is committed to meeting our customers’ water needs by working to stabilize their costs and ensure a sustainable and reliable water supply. The Cadiz Project, which has been designed based on scientific analysis, can help to provide additional reliability in our Southern California service areas at a price competitive with alternative sources of new supply available in that region,” said Robert Sprowls, CEO of American States Water Company and Golden State Water Company.

“We are pleased that Golden State has joined Santa Margarita and Three Valleys and will participate in the next phase of the Project,” said Scott Slater Cadiz General Counsel.  “The conserved water supply provided by Cadiz will help diversify their Southern California water supply portfolio.  They’ve made a concerted effort to perfect their water rights over the past twenty years and their pursuit of this project is consistent with their track record of emphasizing supply reliability for their customers.  We will continue to bring parties to the table with an interest in regional solutions and in redressing the chronic water shortages in an environmentally responsible manner.  Golden State’s leadership in this area is a welcome addition to the Project.”

Cadiz remains in discussions with additional public water providers that are interested in acquiring rights to the remaining annual supply conserved by the Project while exploring operations strategies with third parties for the storage aspect of the Project.

About the Project

Cadiz owns approximately 35,000 acres of land in the Cadiz and Fenner valleys of San Bernardino County, California. This landholding is underlain by an extensive aquifer system offering storage capacity and natural recharge.  One of the largest water conservation efforts of its kind, the Cadiz Project will capture and utilize billions of gallons of renewable native groundwater that is currently being lost to evaporation through the aquifer system and yield a sustainable annual supply for subscribers.  In addition, the Project offers approximately one million acre feet of storage capacity that can be used to conserve – or “bank” – imported water, virtually eliminating the high rates of evaporative loss suffered by local surface reservoirs.

Earlier this year, environmental firm CH2M Hill unveiled the findings of a comprehensive study confirming the scale and recharge rate of the of the Project’s aquifer system.  The study, which was peer reviewed and validated by leading groundwater experts, estimates total groundwater in storage in the aquifer system between 17 and 34 million acre-feet, a quantity on par with Lake Mead, the nation’s largest surface reservoir.  The study also confirmed a renewable annual supply of native groundwater in the aquifer system currently being lost to evaporation.

About Golden State

Serving Californians for more than 80 years, Golden State is an investor-owned public utility and a wholly-owned subsidiary of American States Water [NYSE: AWR].  Golden State is engaged in the distribution and sale of water to over 800,000 customers in 45 cities across California.  In Southern California, Golden State serves customers in cities throughout San Bernardino, Riverside, Los Angeles, Orange and Ventura counties.

About Cadiz

Founded in 1983, Cadiz is a publicly-held renewable resources company that owns 70 square miles of property with significant water resources and clean energy potential in eastern San Bernardino County, California. The Company is engaged in a combination of water storage and supply, solar energy and organic farming projects.  Last year, Cadiz signed a wide-ranging “Green Compact” to promote environmental conservation and sustainable management practices.  Further information can be obtained by visiting www.cadizinc.com.

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This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the future operating and financial performance of the Company and the financing activities of the Company. Although the Company believes that the expectations reflected in our forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Factors that could cause actual results or events to differ materially from those reflected in the Company’s forward-looking statements include the Company’s ability to maximize value for Cadiz land and water resources, the Company’s ability to obtain new financing as needed, and other factors and considerations detailed in the Company’s Securities and Exchange Commission filings.

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